Exhibit 99.1

PRESS RELEASE

DOLLAR TREE, INC. REPORTS RECORD SECOND QUARTER EARNINGS
Diluted Earnings Per Share Increased 50.0% to $0.63
Operating Margin increased 170 Basis Points, to 7.3%
Gross Margin increased 130 Basis Points to 34.5%
Raises Guidance for 2009

CHESAPEAKE, Va. – August 26, 2009 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less, reported earnings per diluted share of $0.63, for the quarter ended August 1, 2009 (“second quarter”), an increase of 50.0% compared to the $0.42 earnings per diluted share reported for the quarter ended August 2, 2008.  Consolidated net sales for the second quarter were $1.22 billion, an 11.9% increase compared to $1.09 billion reported for the quarter ended August 2, 2008.  Comparable store sales increased 6.8% for the quarter.

“Our sales continue to grow across a wide range of merchandise categories,” said President and CEO Bob Sasser.  “Now more than ever, customers are relying on Dollar Tree for high value basic products including Health and Beauty Care, Household Supplies and Food, in addition to discretionary items including party goods, floral, toys, books and variety merchandise for all seasons.”

“This compelling mix of discretionary and basic merchandise is key to our strategy.  Regardless of the economic environment, Dollar Tree remains focused on providing extreme value to our customers and consistent, superior returns to our shareholders.”

Operating margin increased 170 basis points for the quarter to 7.3%.  The improvement was driven by a 130 basis point increase in gross margin and a 40 basis point reduction in S.G. & A. expenses.

Cash at quarter-end totaled approximately $358 million, compared with $115 million at the end of the fiscal second quarter 2008.  During the second quarter 2009, the Company repurchased 1.0 million shares of its common stock, for $42.5 million.

The Company continues to grow. During the second quarter, Dollar Tree opened 60 stores, closed 10 stores, and expanded or relocated 16 stores.  Retail selling square footage at the end of the second quarter was 31.4 million square feet, a 6.4% increase compared to a year ago.

The Company estimates sales for the third quarter of 2009 to be in the range of $1.19 - $1.23 billion, based on low-to-mid single digit positive comparable store sales.  Diluted earnings per share are estimated to be in the range of $0.58 to $0.64.

Full year sales are now estimated to be in the range of $5.09 to $5.19 billion and diluted earnings per share are expected to be $3.10 to $3.25.

On Wednesday, August 26, 2009, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT.  The telephone number for the call is 888-211-9933.  A recorded version of the call will be available until midnight Wednesday, September 2, and may be accessed by dialing 888-203-1112, and the access code is 2249244.  International callers may dial 719-457-0820 and the access code is 2249244.  A webcast of the call is accessible through Dollar Tree’s website, www.dollartreeinfo.com/investors/news/events, and will remain on-line until midnight Wednesday, September 2.

Dollar Tree, a Fortune 500 Company, operated 3,717 stores in 48 states as of August 1, 2009, with total retail selling square footage of 31.4 million.  To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding third-quarter and full year sales and third-quarter and full year diluted earnings per share, as well as customer shopping and merchandising trends. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed March 26, 2009 and our Quarterly Report on Form 10-Q filed May 27, 2009.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008

Net sales	$1,222.8	$1,093.1	$2,423.9	$2,144.4

Cost of sales	801.0	730.0	1,586.7	1,424.8

Gross profit	421.8	363.1	837.2	719.6
	34.5%	33.2%	34.5%	33.6%

Selling, general & administrative expenses	332.6	301.5	650.4	588.3
	27.2%	27.6%	26.8%	27.4%

Operating income	89.2	61.6	186.8	131.3
	7.3%	5.6%	7.7%	6.1%

Interest expense, net	1.3	1.9	2.1	3.5

Income before income taxes	87.9	59.7	184.7	127.8
	7.2%	5.5%	7.6%	6.0%

Income tax expense	31.0	22.1	67.4	46.6
Income tax rate	35.3%	37.0%	36.5%	36.5%

Net income	$56.9	$37.6	$117.3	$81.2
	4.7%	3.4%	4.8%	3.8%

Net earnings per share:
Basic	$0.63	$0.42	$1.30	$0.90
Weighted average number of shares	89.7	90.2	90.1	90.0

Diluted	$0.63	$0.42	$1.29	$0.90
Weighted average number of shares	90.2	90.5	90.6	90.4

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	August 1,	Jan. 31,	August 2,
	2009	2009	2008

Cash and cash equivalents	$358.2	$364.4	$114.6
Merchandise inventories	741.2	675.8	717.1
Other current assets	67.6	33.0	64.1
Total current assets	1,167.0	1,073.2	895.8

Property and equipment, net	698.6	710.3	726.1
Goodwill	133.3	133.3	133.3
Deferred tax assets	47.9	33.0	26.3
Other assets, net	88.3	85.9	83.2

Total assets	$2,135.1	$2,035.7	$1,864.7

Current portion of long-term debt	$17.5	$17.6	$18.0
Accounts payable	273.8	192.9	272.8
Other current liabilities	141.8	152.5	121.1
Income taxes payable, current	8.8	46.9	-
Total current liabilities	441.9	409.9	411.9

Long-term debt, excluding current portion	250.0	250.0	250.0
Income taxes payable, long-term	16.1	14.7	20.3
Other liabilities	116.7	107.9	96.2

Total liabilities	824.7	782.5	778.4

Shareholders' equity	1,310.4	1,253.2	1,086.3

Total liabilities and shareholders' equity	$2,135.1	$2,035.7	$1,864.7

STORE DATA:
Number of stores open at end of period	3,717	3,591	3,517
Total selling square footage (in millions)	31.4	30.3	29.5

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)

	Six Months Ended
	August 1,	August 2,
	2009	2008

Cash flows from operating activities:
Net income	$117.3	$81.2
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	77.9	81.5
Other non-cash adjustments	2.0	40.3
Changes in working capital	(63.2)	(111.9)
Total adjustments	16.7	9.9
Net cash provided by operating activities	134.0	91.1

Cash flows from investing activities:
Capital expenditures	(68.0)	(65.4)
Purchase of short-term investments	-	(34.7)
Proceeds from maturities of short-term investments	-	75.2
Purchase of restricted investments	(5.4)	(12.8)
Proceeds from maturities of restricted investments	1.3	12.4
Other	-	(0.3)
Net cash used in investing activities	(72.1)	(25.6)

Cash flows from financing activities:
Proceeds from stock issued pursuant to stock-based
compensation plans	14.5	8.8
Payments for share repurchases	(85.3)	-
Tax benefit of stock-based compensation	3.0	0.4
Other	(0.3)	(0.7)
Net cash provided by (used in) financing activities	(68.1)	8.5
Net increase (decrease) in cash and cash equivalents	(6.2)	74.0
Cash and cash equivalents at beginning of period	364.4	40.6
Cash and cash equivalents at end of period	$358.2	$114.6

Return to Form 8-K